EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated May 28, 2004 with respect to the consolidated balance sheet of Placer Sierra Bancshares as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, included in the registration statement on Form S-1 of Placer Sierra Bancshares (File No. 333-112778).

/S/    PERRY-SMITH LLP

Sacramento, California

August 16, 2004